    As filed with the Securities and Exchange Commission on October 17, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                (Amendment No. 1)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                               ENDWAVE CORPORATION
          (Name of Subject Company--Issuer and Filing Person--Offeror)

                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                   29264A 10 7
                      (CUSIP Number of Class of Securities)

                              EDWARD A. KEIBLE, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ENDWAVE CORPORATION
                               990 ALMANOR AVENUE
                           SUNNYVALE, CALIFORNIA 94085
                            TELEPHONE: (408) 522-3100
       (Name,address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                                   Copies to:
                               KENNETH L. GUERNSEY
                                JODIE M. BOURDET
                                 JASON S. THRONE
                               COOLEY GODWARD LLP
                          ONE MARITIME PLAZA, FLOOR 20
                         SAN FRANCISCO, CALIFORNIA 94111
                            TELEPHONE: (415) 693-2000

                               CALCULATION OF FEE

================================================================================
Transaction Valuation*                 Amount of Filing Fee**
--------------------------------------------------------------------------------
$2,466,117                             $494
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 3,141,550 shares of common stock of Endwave Corporation having a weighted average exercise price of $0.785 as of October 11, 2001 will be exchanged pursuant to this offer.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act. A portion of the fee was previously paid with the filing on Schedule TO on September 26, 2001.

  |X|    Check box if any part of the fee is offset as provided by Rule
  0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:   $479            Filing Party:  Endwave Corporation
    Form or Registration No.:  005-60995      Date Filed:  September 26, 2001

[_] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[_]  Third-party tender offer subject to Rule 14d-1.

[X]  Issuer tender offer subject to Rule 13e-4.

[_]  Going-private transaction subject to Rule 13e-3.

[_]  Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [_]

CUSIP NO. 29264A 10 7
---------------------

                                  SCHEDULE TO

                             INTRODUCTORY STATEMENT

     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on September 26, 2001, relating to our offer to exchange certain options to purchase shares of our common stock, par value $0.001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated September 26, 2001.

ITEM 12. EXHIBITS.

EXHIBIT NUMBER                   DESCRIPTION
                                 -----------

99.(a)(1)(A)*     Offer to Exchange, dated September 12, 2001.

99.(a)(1)(B)*     Form of Electronic Letter of Transmittal.

99.(a)(1)(C)*     Summary of Terms of Option Exchange.

99.(a)(1)(D)*     Form of Election Form.

99.(a)(1)(E)*     Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*     Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*     Powerpoint slides presented to holders of Eligible Options.

99.(a)(1)(H)*     Form of Confirmation of Participation in the Offer to
                  Exchange.

99.(a)(1)(I)      Endwave Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

99.(a)(1)(J)      Form of Electronic Communication to Employees (including
                  Exhibit 1 - Amendments to the Offer to Exchange).

99.(b)            Not applicable.

99.(d)(1)         Endwave Corporation's Amended and Restated 2000 Incentive
                  Equity Plan (filed as Exhibit 10.5 to the Company's
                  Registration Statement on Form S-1 (No. 333-41302) filed on
                  July 12, 2000 and which Exhibit 10.5 is incorporated herein by reference).

99.(g)            Not applicable.

99.(h)            Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on September 26, 2001.



               [Remainder of this page intentionally left blank.]

CUSIP NO. 29264A 10 7
---------------------

                                   SCHEDULE TO

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 17, 2001

                            ENDWAVE CORPORATION

                            By: /s/ Edward A. Keible, Jr.
                            -----------------------------

                            Name:   Edward A. Keible, Jr.
                            Title:  President and Chief Executive Officer

CUSIP NO. 302255104
-------------------

                                  SCHEDULE TO
                                INDEX OF EXHIBITS


EXHIBIT NUMBER                    DESCRIPTION
                                  -----------

99.(a)(1)(A)*     Offer to Exchange, dated September 12, 2001.

99.(a)(1)(B)*     Form of Electronic Letter of Transmittal.

99.(a)(1)(C)*     Summary of Terms of Option Exchange.

99.(a)(1)(D)*     Form of Election Form.

99.(a)(1)(E)*     Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*     Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*     Powerpoint slides presented to holders of Eligible Options.

99.(a)(1)(H)*     Form of Confirmation of Participation in the Offer to
                  Exchange.

99.(a)(1)(I)      Endwave Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

99.(a)(1)(J)      Form of Electronic Communication to Employees (including
                  Exhibit 1 - Amendments to the Offer to Exchange).

99.(b)            Not applicable.

99.(d)(1)         Endwave Corporation's Amended and Restated 2000 Incentive
                  Equity Plan (filed as Exhibit 10.5 to the Company's
                  Registration Statement on Form S-1 (No. 333-41302) filed on
                  July 12, 2000 and which Exhibit 10.5 is incorporated herein by reference).

99.(g)            Not applicable.

99.(h)            Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on September 26, 2001.


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